UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2013

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		19103 06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on May 9, 2013, the Board of Directors authorized an increase in the Company’s share repurchase program from $100 million to up to $141 million and extended the program to March 31, 2014. As of November 11, 2013, the Company had purchased approximately 5.8 million shares of common stock for approximately $93 million. On November 12, 2013, the Board of Directors authorized a further increase in the share repurchase program by $50 million (up to $191 million in the aggregate when combined with the May 9, 2013 authorization). The Board of Directors also authorized an additional $100 million under the share repurchase program upon the closing of the previously announced sale of the Consumer Products business (up to $291 million in the aggregate when combined with the May 9, 2013 authorization). The Board of Directors also extended the authorizations under the share repurchase program through and including November 9, 2014. The shares are expected to be repurchased from time to time through open market purchases. The program, which does not obligate the Company to repurchase any particular amount of common stock, may be modified or suspended at any time at the Board’s discretion. The manner, price, number and timing of such repurchases, if any, will be subject to a variety of factors, including market conditions and the applicable rules and regulations of the SEC.

Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Stephen C. Forsyth
Name:	Stephen C. Forsyth
Title:	EVP & Chief Financial Officer

Date:	November 12, 2013